Exhibit 99.1

PRESS RELEASE

WELLPOINT ANNOUNCES REALIGNMENT OF OPERATIONS,

TECHNOLOGY AND GOVERNMENT SERVICES UNIT

Mark Boxer to Retire from Company

Indianapolis, IN – May 28, 2008 –WellPoint, Inc. (NYSE: WLP), today announced a realignment of its Operations, Technology and Government Services unit based on the retirement of Mark Boxer, president and chief executive officer of that organization. Effective July 1, 2008, Boxer will retire from WellPoint, and the company will not be replacing him in that role.

Through this transition, Lori Beer, senior vice president of Enterprise Solutions, will become the company’s acting Chief Information Officer, reporting directly to Angela Braly, president and CEO of WellPoint. The company will immediately begin an internal and external search to permanently fill the CIO position.

The company’s Service Operations unit will now report to Ken Goulet, president and CEO of WellPoint’s Commercial Business Unit. Goulet has more than 26 years of health insurance industry experience in operations, management, sales, strategy and plan execution. In addition, Sandy Miller, senior vice president of Federal Government Solutions, will report to Randall Lewis, WellPoint’s executive vice president of Audit and Compliance.

Boxer is retiring from WellPoint to accept an academic appointment teaching graduate business and conducting public policy research in health care. He will also be devoting more time to his not-for-profit work, including advancing opportunities for those with disabilities.

“I am very grateful to Mark for his service and accomplishments, and applaud his desire to give back to the community in which he has lived and worked,” said Braly.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Shannon Troughton, 404-267-3651

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